NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 3, 2006

Time:	4:30 p.m. (Toronto Time)

Place:	The Toronto Board of Trade, 1 First Canadian Place,
3rd Floor, Toronto, Ontario
BUSINESS OF THE ANNUAL MEETING OF SHAREHOLDERS:
1.	To receive and consider the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2005 together with the report of the auditors thereon;

2.	To elect Directors;

3.	To appoint auditors and to authorize the Directors to fix their remuneration; and

4.	To transact such further or other business as may properly come before the meeting or any postponement or adjournment thereof.
IMPORTANT INFORMATION:
If you are unable to be present personally at the meeting, please complete the enclosed form of proxy and return it in the postage prepaid envelope provided. Proxies to be used at the meeting must be deposited with the Company or with CIBC Mellon Trust Company not less than 24 hours preceding the meeting or any postponement or adjournment thereof.
If you are a non-registered shareholder, you must follow the instructions provided by your securities broker, trust company or other financial intermediary.

By Order of the Board,
-s- William M. O’Reilly
WILLIAM M. O’REILLY,
Secretary

Mississauga, Ontario
March 1, 2006